Exhibit 10.6

GBT US LLC DEFERRED COMPENSATION PLAN

GBT US LLC Deferred Compensation Plan

Preamble

WHEREAS, GBT US LLC (the “Company”) desires to provide a tax-deferred capital accumulation opportunity to a select group of management or highly compensated Employees through the deferral of compensation in order to encourage the Eligible Employees to maintain a long-term relationship with the Company and to provide additional tax-deferred growth opportunities for the Eligible Employees;

WHEREAS, the Company desires to continue providing competitive total compensation to its Eligible Employees so the Company can attract and retain the executive talent necessary to drive the success of the Company; and

WHEREAS, the Company has established a qualified retirement plan that includes nondiscrimination and coverage limitations under the Internal Revenue Code as well as maximum benefit limitations that may limit the maximum contributions and benefits which may be made to the tax-qualified plans on behalf of some Eligible Employees of the Company.

NOW THEREFORE, the Company hereby establishes the GBT US LLC Deferred Compensation Plan (the “Plan”) effective as of January 1, 2021.

SECTION I - DEFINITIONS

As used in this Plan, the following terms shall have the meanings hereinafter set forth.  The masculine, feminine, and neutral pronouns shall be deemed to include each other, and the singular number shall be deemed to include the plural, and vice versa, unless a different meaning is plainly required by the context.

1.1

“Account” or “Deferral Account” means the bookkeeping account maintained by the Plan Administrator for the Participant’s Deferrals, if any, and earnings and losses on such amounts as provided herein, each of which may include more than one account and/or subaccounts.

1.2

“Annual Election Period” means the period specified by the Plan Administrator which ends no later than the last day of the calendar year prior to the Plan Year (or other prospective period) during which Compensation to be deferred will be earned and for which the services will be performed.

1.3“Base Compensation” means the Participant’s compensation as defined in the Qualified 401(k) Plan for purposes of deferrals into the Qualified 401(k) Plan, and, as, of the Effective Date, means the modified Section 415 safe harbor definition of compensation as noted - (safe harbor definition in Treasury Regulation Section 1.415(c)-2(d)(2)): includes only general inclusions in 1.415(c)-2(b)(1) or (2) and all specific exclusions under 1.415(c)-2(c)), as adjusted by any operative inclusions and exclusions in the Qualified 401(k) Plan (in Section 13, including Sections 13.2 and 13.3, of the Qualified 401(k) Plan Adoption Agreement as of the Effective Date).

1.4

“Beneficiary” means any person(s) designated in writing (on the form approved by the Plan Administrator) by a Participant to receive payment under this Plan in the event of the Participant's death.  In the event the Participant has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant's estate.

1.5	“Board” means the Board of Directors of GBT US LLC.
1.6	“Code” means the Internal Revenue Code of 1986, as amended.
1.7	“Company” means GBT US LLC (and its successors and assigns, where applicable).
1.8	“Compensation” means the Participant’s remuneration that can be deferred for purposes of this Plan, which is comprised of Base Compensation and Incentive Compensation.
1.9	“Deferral” means the amount deferred by the Participant from his/her/their Base and/or Incentive Compensation pursuant to Section III.
1.10	“Distributable Amount” means the vested balance in the Participant’s Deferral Account that is eligible for distribution under the terms of this Plan and the Plan Administrator’s records.
1.11	“Distributable Event” means the event that triggers a distribution under the Plan including a Separation From Service, death, or a Scheduled Withdrawal Date.
1.12	“Effective Date” means January 1, 2021.
1.13	“Eligible Employee” means any Employee who meets the eligibility requirements of Section II of the Plan.
1.14	“Employee” means any individual employed by the Company as a common-law Form W-2 employee.
1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.16	“Fund” or “Funds” means one or more of the investment funds selected by the Plan Administrator pursuant to the procedures set forth herein.
1.17	“Incentive Compensation” means that portion of an Eligible Employee’s Compensation comprised of:
a)	the Eligible Employee’s portion of his/her/their Annual Incentive Award (“AIA”); and/or

b)	the Eligible Employee’s portion of his/her/their Long-Term Incentive Plan (“LTIP”) award.
1.18	“Initial Election Period” means for an Eligible Employee who is eligible on the Effective Date, a period beginning December 1, 2020 and ending December 15, 2020.
1.19	“Participant” means any individual who has elected to defer Compensation and/or who otherwise maintains an Account balance under the Plan.
1.20

“Payment Date” means the 20th day of the first calendar month after the applicable Distributable Event occurs pertaining to an applicable election for an Account (or subaccount), unless that day is not a business day in which case the Payment Date will be the next business day.  Once an election is made according to the terms of this Plan, a Participant shall have no discretion regarding the timing or year of distribution.

1.21	“Plan” means this GBT US LLC Deferred Compensation Plan.
1.22

“Plan Administrator” means the Company or such other person or committee appointed from time to time by the Company to administer the Plan. Until a successor is appointed by the Company, the Plan Administrator shall be the Company’s VP of Rewards or his/her/their designee.

1.23	“Plan Year” means the 12-month period coinciding with the calendar year and ending each December 31.
1.24

“Qualified 401(k) Plan” means the GBT 401(k) Plan or the qualified plan of the Company having Code §401(k) features applicable to the Participant, including all operative adoption agreements, base plan documents, and amendments.

1.25

“Rabbi Trust” or “Trust” means the GBT US LLC Deferred Compensation Plan Nonqualified Plan Trust, a grantor trust established by the Company to hold funds for the liability of the Plan, in accordance with Section VII.

1.26

“Scheduled Withdrawal Date” means the specific Payment Date election selected by the Participant (during the appropriate election period) for an in-service withdrawal of amounts from a Participant’s Deferral Account, including earnings and losses attributable thereto, as provided herein.  An election pertaining to a Scheduled Withdrawal Date must be consistent with the following:

a)

for a subaccount pertaining to Base Compensation, the Scheduled Withdrawal Date may not be prior to the beginning of the calendar year that is 2 numerically-dated years after the year in which the Base Compensation is earned;

b)

for a subaccount pertaining to AIA Compensation, the Scheduled Withdrawal Date may not be prior to the beginning of the calendar year that is 3 numerically-dated years after the year in which the AIA Compensation is earned; and

c)

for a subaccount pertaining to LTIP Compensation, the Scheduled Withdrawal Date may not be prior to the beginning of the calendar year that is 5 numerically-dated years after the year in which the LTIP Compensation is earned.

1.27	“Separation From Service” means the date upon which a Participant is no longer an Employee of the Company, determined under the rules and procedures described in Code §409A and its regulations.
1.28	“Trustee” means T. Rowe Price Trust Company, and its successors and assigns.
1.29	“Vested” means the nonforfeitable portion of a Participant’s Account.

SECTION II – ELIGIBILITY AND PARTICIPATION

2.1 Eligibility

An Employee will first become eligible to participate in the Plan upon having achieved both (i) reaching at least the position of director (or  higher) at the Company and (ii) having an annual salary level of $150,000.00 or more; provided, that an Employee will only become eligible to participate if his/her/their salary is also in excess of the currently applicable threshold set forth by Code §414(q), and if he/she/they would also be considered to be in a select group of management or highly compensated employees, as that standard is defined by the Department of Labor.  Once an Employee becomes eligible to participate in the Plan, he/she/they will be permitted to defer Compensation as provided herein, until the earliest of: (i) Separation From Service; (ii) the date that he/she/they no longer meet(s) the eligibility requirements; (iii) death; or (iv) upon removal of the Participant from participation by the Plan Administrator; provided, however, that no such event shall impair the Participant’s right to receive (upon a permitted Distribution Event provided in this Plan) benefits accrued under this Plan prior to loss of eligibility (recognizing, however, that the amount of such benefits may increase or decrease over time, depending on investment results and other factors).

2.2 Participation

Once an Employee becomes an Eligible Employee, he/she/they may become a Participant and begin accruing benefits upon completion of enrollment (including the completion of any required forms and elections) during the Initial Election Period or any Annual Election Period thereafter.  Participation for any Eligible Employee may only begin as of each January 1 following the attainment of eligibility and the completion of the enrollment process (including all necessary elections) to the satisfaction of the Plan Administrator.

SECTION III – CONTRIBUTIONS AND DEFERRAL ELECTIONS

3.1	In General

The Plan Administrator, in its sole discretion, shall have the authority (among other discretionary authority and decisions) to determine each Participant’s participation in the Plan and the eligibility to defer Compensation.

3.2 Deferrals

Each Plan Year, an Eligible Employee may irrevocably elect pursuant to the election procedures established by the Plan Administrator, to have a percentage reduction of his/her/their Base Compensation for the upcoming Plan Year and/or Incentive Compensation for the applicable performance measurement period, and in lieu thereof, have such elective deferral percentage credited to a Deferral Account.  Effective January 1, 2021, all of the following conditions must be met for such Compensation reduction to become effective:

a)	An Eligible Employee must elect during the Annual Election Period (or the Initial Election Period, if applicable) to have Base Compensation and/or Incentive Compensation deferred;
b)

An Eligible Employee’s election must only pertain to Compensation (i.e., Base Compensation and/or Incentive Compensation) that will be earned for the performance service period which begins on the first January 1 immediately after the close of the Annual Election Period (or the Initial Election Period, if applicable); and

c)	Each Deferral election must be expressed as a percentage, which shall not exceed:
(i)	75% of the Eligible Employee’s Base Compensation;
(ii)	100% of the Eligible Employee’s AIA Compensation; and

(iii)100% of the Eligible Employee’s LTIP Compensation;

provided, that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements.  Deferral elections shall be in increments of whole percentage points, and the minimum elective deferral which may be made in any Plan Year by a Participant shall not be less than 1% of each type of that Participant’s Compensation.

3.3Deferral Elections

During the election process, a Participant must elect the time and form of payment (and any other required elections as indicated by the Plan Administrator, such as beneficiaries and investment tracking elections) for each deferral election from the following two alternatives:

a)

Upon Separation of Service.  A Participant must elect to have his/her/their Payment Date for an Account triggered by a Separation From Service Distributable Event either in a lump-sum format or in equal installments payable on an annual basis for any number of years from 2 to 10 years.  Installment payouts are calculated using the declining denominator method where the amount of each installment will be calculated by dividing the account balance on the date immediately prior to the date of the distribution by the number of installment payments remaining.

b)

Scheduled Withdrawal Date Distributions.  A Participant may elect to have his/her/their Payment Date for an Account be based on an in-service Scheduled Withdrawal Date.  Any such distribution will be made in a lump-sum format.

Evergreen or renewing elections are not permitted.

3.4	Election Changes

Election changes are not permitted under this Plan.

3.5Investment Elections

a)

At the time of initial participation in the Plan and upon making subsequent deferral elections described herein, the Participant shall designate, pursuant to procedures established by the Plan Administrator, the types of investment funds in which the Participant’s Account will be deemed to be invested and tracked for purposes of determining the amount of earnings to be credited to that Account.  In making this designation, the Participant may specify that all or any multiple of the Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Plan Administrator, and the Plan Administrator may track the Account(s) accordingly.  Effective as of the end of any business day (or as soon as administratively feasible thereafter), a Participant may change the designation made under this Section pursuant to procedures established by the Plan Administrator.  If a Participant fails to elect a type of fund under this Section to track the crediting of the Fund(s), a default investment fund provided by the Plan Administrator shall be deemed to have been elected.

b)

Although the Participant may designate the type of investments as described herein, the Plan Administrator shall not be bound by such designation.  The Plan Administrator shall select from time to time, in its sole and absolute discretion, commercially available investments for each of the types of Funds communicated by the Plan Administrator to the Participant.  The rate of earnings of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Section IV.

SECTION IV - ACCOUNTS

4.1 Deferral Accounts

The Plan Administrator shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant's Deferral Account shall be further divided into separate sub accounts, where necessary, to accommodate types of Compensation and different elections.

4.2 Account Credits

A Participant's Deferral Account shall be credited as follows:

a)

When a Deferral is made and withheld from a Participant's Compensation, the Plan Administrator shall credit the appropriate Deferral Account (or subaccount) with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election; that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund sub account corresponding to that investment fund.

b)

Each business day, each investment fund sub account of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that appropriate proportion of the earnings or losses of the Fund(s).

c)

In the event that a Participant elects for a given Plan Year's Deferral of Compensation to have a Scheduled Withdrawal Date pursuant to the provisions of this Plan, all amounts attributed to the Deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the Deferral of Compensation and investment gains and losses associated with such Plan Year's Deferral of Compensation, if necessary.

SECTION V – VESTING

All Accounts in the Plan are 100% and fully vested at all times, subject to Section X.

SECTION VI – DISTRIBUTION OF BENEFITS

6.1Distribution Rules

a)

Deferral Account Distributions Upon Separation From Service.  Subject to the remainder of this Section, all balances in a Participant’s Deferral Account that the Participant elected to receive upon a Separation From Service Distributable Event shall be paid to the Participant on the applicable Payment Date and in accordance with the respective election on file.

b)

Deferral Account Distributions Upon Scheduled Withdrawal Date.  All balances in a Participant’s Deferral Account that a Participant elected to receive upon an in-service Scheduled Withdrawal Date shall be paid to the Participant on the Payment Date relating to that Scheduled Withdrawal Date.  Notwithstanding the Scheduled Withdrawal Date elected, if the Participant has a Separation from Service prior to the in-service Scheduled Withdrawal Date, that Scheduled Withdrawal Date will be null and void and the Participant’s Separation From Service (and the corresponding election) shall constitute the Participant’s Distributable Event for purposes of his/her/their Payment Date.

c)

Cash-out.  Notwithstanding the elections provided for herein, if a Participant, at the time of Separation From Service, has a combined balance of $10,000.00 or less in his/her/their Account, the Distributable Amount for such Account shall be paid to the Participant (or after death, to the applicable Beneficiary) in a lump sum distribution on the Participant's regularly scheduled Payment Date, as referenced herein; provided, that any installment payments that have begun will continue to be made according to the elected schedule.  Any cash-outs must be consistent with Code §409A and its regulations.

d)

Distribution upon Separation From Service due to Death.  In the event a Participant dies while in the employ of the Company, the Company shall distribute the Participant’s undistributed Account to the Participant’s Beneficiary, in a lump sum payment, within 60 days of the Participant’s death.  Evidence of death must be promptly provided to the Plan Administrator.

e)	Death Benefit after Separation From Service. In the event a Participant dies after a Separation From Service and while still having a balance in his/her/their

Account, the balance of such Account shall be paid to the Participant’s Beneficiary, in a lump sum payment, within 60 days of the Participant’s death.  Evidence of death must be promptly provided to the Plan Administrator.

6.2Unforeseeable Emergency Distribution

Unforeseeable emergency distributions are not permitted from this Plan.

6.3Tax Withholding

With respect to any benefit payments under the Plan, the Company shall make and remit all appropriate income tax withholdings; however, the Participant will be solely liable for any and all income taxes applicable on such benefit payments that are attributable to the Participant.

The benefits, which accrue and vest under the Plan, may be subject to FICA taxes (which include the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax as the case may be) which may become due before the benefits are actually paid as provided under Code §3121(v)(2) and related IRS regulations.  To ensure proper compliance with these regulations, the Plan Administrator may establish procedures for tax payments and processing.

6.4Inability to Locate Participant

In the event that the Plan Administrator is unable to locate a Participant or Beneficiary, any applicable procedures provided by Code §409A and other applicable law shall be followed, and, if none, then within two (2) years following the required Payment Date after duly following reasonable and acceptable search methods, the amount allocated to the Participant's Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

SECTION VII - FUNDING

7.1 Unfunded Plan

Benefits under this Plan shall be paid from the general assets of the Company.  The Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in Sections 201(2), 301(3), and 401(a)(1) of ERISA, and is not intended to meet the qualification requirements of Code §401.  Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the Deferral and supplemental retirement benefit activities of this Plan.

7.2 Rabbi Trust

The Company shall establish a Rabbi Trust and, subject to the rules of this section and consistent (in form and in operation) with the requirements of Code §409A(b), may, but is not required to, make contributions to it for the purpose of providing a source of funds to meet the liabilities of the Plan.  It is generally intended that contributions to the Rabbi Trust will be made by the Company periodically in an amount equal to the Deferral Contributions related to the Plan for the year as calculated and approved pursuant to Section III.

Any assets set aside in the Rabbi Trust shall not be deemed to be the property of the Participant and shall be subject to claims of the Company’s unsecured general creditors.  No Participant or Beneficiary shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.

Notwithstanding the above provisions, no Rabbi Trust assets shall be located or transferred outside of the United States and no property shall be transferred to the Rabbi Trust in connection with an adverse change in the Company’s financial health.

SECTION VIII – PLAN ADMINISTRATION

8.1General Duty

The Plan shall be administered by the Plan Administrator.  It shall be the principal duty of the Plan Administrator to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.

8.2 Plan Administrator Action

If the Plan Administrator is a committee, that committee shall act at meetings by affirmative vote of a majority of its members.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the committee and such written consent is filed with the minutes of the proceedings of the committee.  A member of the committee shall not vote or act upon any matter which relates solely to him/her/them as a Participant.  The chair or any other member or members of the committee designated by the chair may execute any certificate or other written direction on behalf of the committee.

8.3General Powers, Rights and Duties of the Plan Administrator

The Plan Administrator shall have full power to administer the Plan in all of its details, subject to the applicable requirements of the law, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To select the Funds in accordance with the terms hereof;
b)	To construe and interpret the terms and provisions of this Plan, and make findings of fact in connection therewith;
c)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
d)	To maintain all records that may be necessary for the administration of the Plan;
e)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
f)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
g)

To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Plan Administrator may from time to time prescribe; and

h)	To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue its policies.

8.4Construction and Interpretation

The Plan Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, and make findings of fact in connection therewith, which interpretations, construction or findings, shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  This discretion and the resulting discretions will be afforded the most deference permitted by law, including case law.  The Plan Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.  The Plan is intended to comply with Code §409A, and will therefore be interpreted and administered to maintain intended income tax deferral in accordance with Code §409A and regulations and other guidance issued thereunder.

8.5Information

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Plan Administrator may require.

8.6Compensation, Expenses and Indemnity

a)	The Plan Administrator (and any members of a Plan administration committee) shall serve without compensation for their services hereunder.
b)

The Plan Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

c)

To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Plan Administrator and each member thereof, the Board of Directors and any delegate of the Plan Administrator, any of whom is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7 Claims and Review Procedures

a)

Claim - A person who believes that he/she/they is/are being denied a benefit to which he/she/they is/are entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Plan Administrator, setting forth the claim.  The request must be addressed to the current address of the Plan Administrator.

b)

Claim Decision - Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days, and shall, in fact, deliver such reply within such period.  The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

c)

Request For Review - Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review the determination.  The Claimant or a duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator.  If the Claimant does not request a review within the applicable period, he/she/they shall be barred and estopped from challenging the determination.

d)

Review of Decision - Within sixty (60) days after the Plan Administrator's receipt of a request for review, after considering all materials presented by the Claimant, the Plan Administrator will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the applicable time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

8.8 Furnishing Information or Providing Other Reports

The Plan Administrator shall provide Participant under procedures established by the Plan Administrator and if required by law (i) a statement with respect to such Participant’s Account on a timely, (ii) a description of the Plan, and (iii) such other information or notices as required by ERISA or other applicable law.  After payment by the Participant of a reasonable charge, which charge may be waived by the Plan Administrator, the Plan Administrator shall provide the Participant with a copy of the Plan upon written request by the Participant.  The Plan Administrator shall also file with government authorities any reports or returns required.

SECTION IX - AMENDMENT AND DISCONTINUANCE

The Company hereby reserves the right and power, by action of the Board or the Plan Administrator, to amend, suspend or terminate the Plan in whole or in part, at any time.  Included in this right to amend, suspend or terminate is the right at any time to no longer permit any additional participants under the Plan, to cease making benefit allocations, and to distribute all Account balances upon Plan termination, to the extent permitted under Code §409A.  The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Section IX.  However, in no event shall the Company or Plan Administrator have the right to eliminate or reduce any benefit which has been vested or become nonforfeitable under the Plan pursuant to Section V.  No adopting company other than the Company shall have the right to amend or terminate the Plan, but a company shall have the right to cease or suspend participation in the Plan.

SECTION X – GENERAL PROVISIONS

10.1 Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company, any related entity, or the Rabbi Trust.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

10.2 Restriction Against Assignment

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or successors in interest, nor shall a Participant's Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct if compliant with Code §409A and applicable law.

Notwithstanding the preceding paragraph,

a)

To the extent required under final judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law, any portion of a Participant’s Plan benefits may be paid or set aside for payment to a spouse, former spouse, or child of the Participant.  Any benefit so set aside for a spouse, former spouse, or child shall be paid out as and when benefits are paid to the Participant, unless the Plan Administrator agrees to a different time and/or form of payment to such recipient(s) if compliant with Code §409A and applicable law.  Any payment made to a person other than the Participant pursuant to this Section shall be reduced by tax withholding, if required by law; the fact that payment is made to a person other than the Participant may not prevent such payment from being includible in the gross income of the Participant for withholding and income tax reporting purposes.

b)

The Company’s liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to a spouse, former spouse, or child pursuant to subparagraph (a) of this Section.  No such transfer shall be effectuated unless the Company or Plan Administrator has been provided with satisfactory evidence that the Company and the Plan Administrator are released from any further claim with respect to such amounts, in any case in which (i) the Company or Plan Administrator has been served with legal process or otherwise joined in a proceeding relating to such transfer, (ii) the Participant has been notified of the pendency of such proceeding in the manner prescribed by law of the jurisdiction in which the proceeding is pending for service of process in such action or by mail from the Employer or Plan Administrator to the Participant’s last known mailing address, and (iii) the Participant fails to obtain an order of the court in the proceeding relieving the Company or Plan Administrator from the obligation to comply with the judgment, decree, or order.

c)

The Company and Plan Administrator shall not be obligated to defend against or set aside any judgment, decree, or order described in subparagraph (a), or any legal order relating to the garnishment of a Participant’s benefits, unless the full expense of such legal action is borne by the Participant.  In the event that the Participant’s action (or inaction) nonetheless causes the Company or Plan Administrator to incur such expense, the amount of the expense may be charged against the Participant’s Plan benefits and thereby reduce the Company’s obligation to pay benefits to the Participant.  In the course of any proceeding relating to divorce, separation, or child support, the Company and Plan Administrator shall be authorized to disclose information relating to the Participant’s benefits to the Participant’s spouse, former spouse, or child (including the legal representatives of the spouse, former spouse, or child), or to a court.

10.3Receipt or Release

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company.  The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.4Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Plan Administrator may direct that such payment be made to any person found by the Plan Administrator, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator and the Company.

10.5Limitation of Rights and Employment Relationship

Neither the establishment of the Plan and/or Rabbi Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Rabbi Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and/or Trust.

10.6Governing Law

This Plan shall be construed, governed and administered in accordance with the laws of the State of New York, except to the extent pre-empted by federal law.  It is the intention of the Company that the Plan meets all requirements of the Code so that the benefits provided are non-taxable during the period of deferral and until actual distribution is made.  Accordingly, the Plan will at all times, be interpreted and administered to maintain intended income tax deferral in accordance with Code §409A and regulations and other guidance issued thereunder.

10.7Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

10.8Severability

In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

10.9Headings

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  In the event of a conflict between a heading and the content of a section, the content of the section shall control.

10.10Action by the Company

Any action to be performed by the Company under the Plan shall be action of the Board, by a duly authorized committee of its Board, or by a person or persons delegated to act by the Board (formally or informally or by precedent) or by the Plan Administrator when appropriate and consistent with its duties and authorities.

Executed this 31st day of December, 2020.

GBT US LLC

By:	/s/ Irene D’Rozario	12/31/2020

Its:	ID